Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated:  February 13, 2012

FIAT S.P.A.

By:        /s/ Giorgio Fossati
Name:  Giorgio Fossati
Title:  General Counsel

FIAT GROUP AUTOMOBILES S.P.A.

By:        /s/ Andrea Striglio
Name:  Andrea Striglio
Title:  Chief Financial Officer

FIAT NORTH AMERICA LLC

By:        /s/ Gianfranco Cuda
Name:  Gianfranco Cuda
Title:  Chief Executive Officer